Exhibit 10.2

RESOLUTIONS
OF THE NOMINATING AND GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS
OF TELEDYNE TECHNOLOGIES INCORPORATED

(Adopted on April 25, 2017)

Standing Resolutions for Non-Employee Director Restricted Stock Unit Grants
WHEREAS, on February 21, 2017, the Board of Directors adopted, subject to approval of the stockholders of the Corporation, the Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan (the “Amended Plan”), and Administrative Rules of the Amended and Restated Teledyne Technologies 2014 Incentive Award Plan related to Non-Employee Director Restricted Stock Unit Awards and Fees (the “Rules”).
RESOLVED, that, in accordance with Section VI of the Rules, in the event the stockholders of the Corporation approve the Amended Plan at the 2017 Annual Meeting of Stockholders of the Corporation:
(a) Commencing with the Corporation’s 2017 Annual Meeting, on the date of the Corporation’s Annual Meeting for each year, each incumbent non-employee director shall be automatically granted an award of restricted stock units subject to the terms and conditions specified in the Rules, in an amount of restricted stock units equal to $110,000 divided by the Fair Market Value (as defined in the Amended Plan) of a share of common stock on the date of grant, rounded down to the nearest whole unit share; and
(b) Each person who becomes a non-employee director for the first time on a date after an Annual Meeting date, shall be automatically granted an award of restricted stock units subject to the terms and conditions specified in the Rules, effective as of the date such person becomes a non-employee director, in an amount of restricted stock units equal to $55,000 divided by the Fair Market Value (as defined in Amended Plan) of a share of common stock on the date of grant, rounded down to the nearest whole unit share.
FURTHER RESOLVED, that any previous deferral election made by a director under the Administrative Rules of the Teledyne Technologies 2014 Incentive Award Plan Related to Non-Employee Director Restricted Stock Unit Awards and

Fees (the “Prior Rules”), shall apply to awards made pursuant to the Rules under the Amended Plan;
FURTHER RESOLVED, that the foregoing resolution shall remain in effect until modified or rescinded by further action of the Committee.
Standing Resolutions for Non-Employee Director Retainer Payments
RESOLVED, that, in accordance with Section XIII of the Rules and consistent with resolutions previously adopted by this Committee under the Prior Rules, in the event the stockholders of the Corporation approve the Amended Plan at the 2017 Annual Meeting of Stockholders of the Corporation:

(1)	each Non-Employee Director shall be Director’s Retainer Fee Payment of $110,000;

(2)	the Chair of the Audit Committee shall receive an additional Retainer Fee Payment of $20,000;

(3)	the Chair of the Nominating and Governance Committee shall receive an additional Retainer Fee Payment of $12,500;

(4)	the Chair of the Personnel and Compensation Committee shall receive an additional Retainer Fee Payment of $12,500; and

(5)	the Lead Director shall receive an additional Director’s Retainer Fee Payment of $25,000.

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